UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2008

COPANO ENERGY, L.L.C.
(Exact name of registrant as specified in its charter)

Delaware	001-32329	51-0411678
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 Allen Parkway, Suite 1200 Houston, Texas		77019
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (713) 621-9547

Not Applicable.
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Copano Energy, L.L.C. (“Copano”) approved the following compensation arrangements for Copano’s named executive officers:

In light of current market and economic conditions, 2009 salaries for named executive officers will remain unchanged from 2008 levels.  In addition, the Committee approved a Deferred Compensation Plan, and forms of participation agreements, under which 10% of the Chief Executive Officer’s 2009 base salary and five percent of the 2009 base salaries for the other named executive officers will be deferred until Copano has generated cumulative distributable cash flow of at least $4.00 per common unit within a period of four consecutive quarters (the “DCF Target”).  Deferred amounts would be paid earlier upon a change in control of Copano or in the event of the participant’s death or disability, or termination of employment by the participant for good reason or by Copano other than for cause.  In the event that the DCF Target has not been met after determination of distributable cash flow for the fourth quarter of 2015, any outstanding deferred amounts would be forfeited.

Also, the Chief Executive Officer’s participation agreement provides that Management Incentive Compensation Plan bonuses awarded to the Chief Executive Officer for 2008 and 2009 will be deferred and paid subject to the same conditions.

The participation agreements will be effective December 31, 2008.  Forms of the Deferred Compensation Plan and the participation agreements are filed as exhibits to this report.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits.

99.1	Copano Energy, L.L.C. Deferred Compensation Plan dated December 16, 2008

99.2	Form of Participation Agreement

99.3	Form of Chief Executive Officer Participation Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPANO ENERGY, L.L.C.

Date: December 19, 2008	By:	/s/ Douglas L. Lawing
Douglas L. Lawing
Senior Vice President, General Counsel and Secretary

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Exhibit Index

99.1	Copano Energy, L.L.C. Deferred Compensation Plan dated December 16, 2008

99.2	Form of Participation Agreement

99.3	Form of Chief Executive Officer Participation Agreement